UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 22, 2013

ERF Wireless Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-27467	76-0196431
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

2911 South Shore Blvd., Suite 100, League City, Texas 77573

(Address of principal executive offices )     (Zip Code)

(281) 538-2101

Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 22, 2013, J. Bruce Lancaster was elected to serve on the board of directors of ERF Wireless, Inc. (the “Company”). Mr. Lancaster will qualify and serve as an independent director and chairman of the audit committee.

Previously, between June 2007 and October 2011, Mr. Lancaster served on the board of directors at OI Corporation, a NASDAQ listed company, while concurrently serving as Chief Executive Officer and Chief Financial Officer. In early 2007 Mr. Lancaster had joined OI and served as Vice President and Chief Financial Officer. He served as Director, Executive Vice President and CFO for Boss Holdings, Inc., (OTCBB: BSHI) from 1998 to 2006. Mr. Lancaster previously served as Vice President of Finance and Administration for Acme Boot Co. during 1996 and 1997 and Vice President of Finance for the former Kinark Corporation, an AMEX listed company, from 1989 to 1995. Mr. Lancaster holds both a bachelor’s and master’s degree of business administration from Texas A&M University and is a Certified Public Accountant.

There are no arrangements or understandings between Mr. Lancaster and any other person pursuant to which he was elected to serve as a director. There have been no transactions since the beginning of the Company’s last fiscal year, nor are any currently proposed, regarding Mr. Lancaster that are required to be disclosed by Item 404(a) of Regulation S-K.

A copy of the press release announcing the appointment of Mr. Lancaster to the Company’s board of directors is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Exhibit Description

99.1	Press Release dated December 4, 2012, announcing the election of Bruce Lancaster to the ERF Wireless Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 7, 2013

/s/ H. Dean Cubley

Dr. H. Dean Cubley

Chief Executive Officer